Exhibit 4.3

SUNOCO PARTNERS LLC

LONG-TERM INCENTIVE PLAN

Amended and Restated as of December 1, 2015

SECTION 1. Purpose and History of the Plan.

The Sunoco Partners LLC Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of Sunoco Logistics Partners L.P., a Delaware limited partnership (the “Partnership”), by providing to Eligible Recipients incentive compensation awards based on Units to encourage superior performance. The Plan is also intended to enhance the ability of the Partnership and its Affiliates to attract and retain the service of employees who are key to the growth and profitability of the Partnership, and to encourage them to devote their best efforts to advancing the business of the Partnership, thereby advancing the Partnership’s interests.

The Plan was originally adopted in 2002 in connection with the Partnership’s initial public offering. The Board has approved this amendment and restatement of the Plan to be effective as of December 1, 2015 (the “Amendment Date”), in order to add additional Units that may be delivered with respect to Awards under the Plan, and to update certain other administrative provisions. Awards granted under the Plan prior to the Amendment Date shall remain subject to the terms and conditions of the Plan as in effect on the date of grant of that Award, as well as any terms and conditions imposed upon that Award in the Award Agreement governing the applicable Award.

SECTION 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

2.1 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

2.2 “Amendment Date” has the meaning set forth in Section 1.

2.3 “ASC Topic 718” means Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or any successor accounting standard.

2.4 “Award” means an Option, Unit Appreciation Right, Restricted Unit (including UDRs), Phantom Unit, Other Unit-Based Award or Unit Award granted under the Plan, and includes any tandem DERs granted with respect to a Phantom Unit.

2.5 “Award Agreement” means the written or electronic agreement by which an Award shall be evidenced.

2.6 “Board” means the Board of Directors of the Company.

2.7 “Change of Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events:

(i) the consolidation, reorganization, merger or other transaction pursuant to which more than 50% of the combined voting power of the outstanding equity interests in the Company cease to be owned by ETP and/or its Affiliates;

(ii) the Members approve, in one or a series of transactions, a plan of complete liquidation of the Company;

(iii) the sale or other disposition by the Partnership of all or substantially all of its assets in one or more transactions to any Person other than the Company, ETP or an Affiliate of ETP; or

(iv) a Person other than the Company or an Affiliate of the Company becomes the general partner of the Partnership.

Notwithstanding the foregoing, if a Change of Control constitutes a payment event with respect to an Award that is subject to Section 409A, the transaction or event described in subsection (i), (ii) or (iii) above must also constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), as applied to non-corporate entities and as relates to the holder of such Award, to the extent required to comply with Section 409A.

2.8 “Code” means the Internal Revenue Code of 1986, as amended.

2.9 “Committee” means the Board, the Compensation Committee of the Board, such subcommittee thereof, or such other committee of the Board as may be appointed from time to time to administer the Plan.

2.10 “Company” means Sunoco Partners LLC, a Pennsylvania limited liability company.

2.11 “DER” means a distribution equivalent right representing a contingent right, granted in tandem with a specific Phantom Unit, to receive with respect to each Phantom Unit subject to the Award an amount in cash, Units and/or Phantom Units, as determined by the Committee in its sole discretion, equal in value to the distributions made by the Partnership with respect to a Unit during the period such Award is outstanding.

2.12 “Director” means a member of the Board who is not an Employee.

2.13 “Disability” means, unless provided otherwise in the Award Agreement, an illness or injury that lasts at least six continuous months, is expected to be permanent and renders the Participant unable to carry out his or her duties to the Board, the Company, the Partnership or an Affiliate of the Company, ETP or the Partnership.

2.14 “Eligible Recipient” has the meaning set forth in Section 5.

2.15 “Employee” means an employee of Company or one or more of its Affiliates.

2.16 “ETP” means Energy Transfer Partners, L.P., a Delaware limited partnership and the controlling owner of the Company.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.18 “Fair Market Value” means, as of any date and in respect of any Unit, the opening price of a Unit on such date (which price shall be the closing price of a Unit on the previous trading day, as reflected in the consolidated trading tables of The Wall Street Journal or any other publication selected by the Committee). If there is no sale of Units on the New York Stock Exchange for more than ten (10) days immediately preceding such date, or if deemed appropriate by the Committee for any other reason, the Fair Market Value of such Units shall be as determined in good faith by the Committee in such other manner as it may deem appropriate, and, to the extent applicable, in compliance with the requirements of Section 409A.

2.19 “Member” means, as of any date, any Person that has executed the limited liability company operating agreement of the Company (the “LLC Agreement”) as a member of the Company, and thereafter been admitted to the Company as a member as provided in the LLC Agreement, but such term does not include any Person who has ceased to be a member in the Company.

2.20 “Option” means an option to purchase Units granted under the Plan.

2.21 “Other Unit-Based Award” means an Award granted under Section 6.4 of the Plan.

2.22 “Participant” means any Eligible Recipient granted an Award under the Plan.

2.23 “Partnership” has the meaning set forth in Section 1.

2.24 “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

2.25 “Phantom Unit” means a notional unit granted under the Plan that, to the extent vested, entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit or a combination thereof, as determined by the Committee in its discretion and as provided in the applicable Award Agreement.

2.26 “Plan” has the meaning set forth in Section 1.

2.27 “Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to restrictions established by the Committee, including, without limitation, a period during which an Award or Unit is subject to forfeiture or restrictions on transfer, or is not yet exercisable by or payable to the Participant, as the case may be.

2.28 “Restricted Unit” means a Unit granted under the Plan that is subject to a Restricted Period.

2.29 “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

2.30 “SEC” means the Securities and Exchange Commission, or any successor thereto.

2.31 “Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or guidance that may be amended or issued after the Amendment Date.

2.32 “Subsidiary” means any entity (i) in which, at the relevant time, the Company or the Partnership owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by all classes of equity interests issued by such entity, (ii) as to which, at the relevant time, the Company or the Partnership has the right, directly or indirectly, to appoint or designate, either independently or jointly with another Person, 50% or more of the members of the board of directors or (iii) as to which, at the relevant time, the Company or the Partnership, directly or indirectly, (A) owns or controls not less than 50% of the total combined voting power represented by classes of equity interests issued by the general partner or managing member of such entity or (B) has the right to appoint or designate, either independently or jointly with another Person, 50% or more of the members of the board of directors of the general partner or managing member thereof.

2.33 “UDR” means a distribution made by the Partnership with respect to a Restricted Unit.

2.34 “Unit” means a common unit of the Partnership.

2.35 “Unit Appreciation Right” or “UAR” means an Award that, upon exercise, entitles the holder to receive all or part of the excess of the Fair Market Value of a Unit on the exercise date of the UAR over the exercise price of the UAR. Such excess may be paid in Units, cash or any combination thereof, in the discretion of the Committee.

2.36 “Unit Award” means a grant of a Unit under the Plan that is not subject to a Restricted Period.

SECTION 3. Administration.

The Plan shall be administered by the Committee; provided, however, that in the event that the Board is not also serving as the Committee, the Board, in its sole discretion, may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:

(i) designate Eligible Recipients and Participants;

(ii) determine the type or types of Awards to be granted to a Participant;

(iii) determine the number of Units to be covered by Awards;

(iv) determine the terms and conditions of any Award;

(v) determine whether, to what extent, and under what circumstances Awards may be vested, settled, exercised, canceled, or forfeited;

(vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan;

(vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant, and any beneficiary of any Award. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or an Award Agreement in such manner and to such extent as the Committee deems necessary or appropriate.

Subject to the following and any applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan to the Chief Executive Officer of the Company or such other designee determined by the Committee, including the power to grant Awards under the Plan, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation all references in the Plan to the “Committee”, other than in Section 7 (“Amendment and Termination”), shall be deemed to include the Chief Executive Officer or such other designee; provided, however, that such delegation shall not limit the Chief Executive Officer’s or such other designee’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer or such other designee may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer subject to Rule 16b-3 or a member of the Board.

SECTION 4. Units Available for Awards.

4.1 Units Available. Subject to adjustment as provided in Section 4.3 and this Section 4.1, the number of Units that may be delivered with respect to Awards under the Plan is seventeen million five hundred thousand (17,500,000) (inclusive of Units delivered with respect to Awards under the Plan prior to the Amendment Date). Units withheld from an Award or surrendered by a Participant to satisfy the Partnership’s or one of its Affiliates’ tax withholding obligations (including the withholding of Units with respect to Restricted Units) or to pay the exercise price of an Award shall not be considered to be Units delivered under the Plan for this purpose. If any Award is forfeited, canceled, exercised, settled in cash, or otherwise terminates or expires without the actual delivery of Units pursuant to such Award (the grant of Restricted Units is not a delivery of Units for this purpose), then the Units covered by such Award, to the extent of such forfeiture, termination, or cancellation, shall again be Units with respect to which Awards may be granted (including Units not delivered in connection with the exercise of an Option or Unit Appreciation Right). There shall not be any limitation on the number of Awards that may be granted and paid in cash.

4.2 Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units newly issued by the Partnership, Units acquired in the open market, from any Affiliate, the Partnership or any other Person, or any combination of the foregoing, as determined by the Committee in its discretion.

4.3 Adjustments. With respect to any “equity restructuring” event that could result in an additional compensation expense to the Company or the Partnership pursuant to the provisions of ASC Topic 718 if adjustments to Awards with respect to such event were discretionary, the Committee shall equitably adjust the number and type of Units (or other securities or property) covered by each outstanding Award and the terms and conditions, including the exercise price and performance criteria (if any), of such Award to equitably reflect such event and shall adjust the number and type of Units (or other securities or property) with respect to which Awards may be granted under the Plan after such event. With respect to any other similar event that would not result in an accounting charge under ASC Topic 718 if the adjustment to Awards with respect to such event were subject to discretionary action, the Committee shall have complete discretion to adjust Awards and the number and type of Units (or other securities or property) with respect to which Awards may be granted under the Plan in such manner as it deems appropriate with respect to such other event.

SECTION 5. Eligibility.

Persons who are eligible to be designated as a Participant and receive an Award under the Plan are (i) any Employee who performs services for the benefit of the Partnership and/or one or more of its Subsidiaries, and (ii) any Director (each, an “Eligible Recipient”).

SECTION 6. Awards.

6.1 Options and UARs. The Committee shall have the authority to determine the Eligible Recipients to whom Options and/or UARs will be granted, the number of Units to be covered by each Option or UAR, the exercise or purchase price therefor, the Restricted Period and the conditions and limitations applicable to the exercise of the Option or UAR, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. The exercise price per Unit purchasable under an Option or subject to a UAR shall be determined by the Committee at the time the Option or UAR is granted, but may not be less than the Fair Market Value of a Unit as of the date of grant of the Option or UAR.

(ii) Time and Method of Exercise. The Committee shall determine exercise terms and the Restricted Period, if any, with respect to an Option or UAR, which may include, without limitation, (A) a provision for accelerated vesting upon the death or Disability of a Participant, the achievement of specified performance goals or such other events as the Committee may provide, and (B) the method or methods by which payment of the exercise price with respect to an Option or UAR may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Committee, withholding Units having a Fair Market Value on the exercise date equal to the relevant exercise price from the Award, a “cashless-broker” exercise through procedures approved by the Committee, or any combination of the above methods.

(iii) Forfeiture. Except as otherwise provided in the terms of the Option or UAR grant, upon termination of a Participant’s employment with the Company or one of its Affiliates, or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all unvested Options or UARs shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Options or UARs.

6.2 Restricted Units and Phantom Units. The Committee shall have the authority to determine the Eligible Recipients to whom Restricted Units and Phantom Units shall be granted, the number of Restricted Units or Phantom Units to be granted to each such Eligible Recipient, the duration of the Restricted Period, the conditions under which the Restricted Units or Phantom Units may become vested or forfeited, and such other terms and conditions as the Committee may establish with respect to such Awards, which may include without limitation, a provision for accelerated vesting upon the death or Disability of a Participant, the achievement of specified performance goals or such other events as the Committee may provide.

(i) DERs. To the extent provided by the Committee, in its discretion, a grant of Phantom Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee), be “reinvested” in Restricted Units or additional Phantom Units and be subject to the same or different vesting restrictions as the tandem Phantom Unit Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion. Absent a contrary provision in the Award Agreement, upon a distribution with respect to a Unit, cash equal in value to such distribution shall be paid promptly to the Participant without vesting restrictions with respect to each Phantom Unit then held.

(ii) UDRs. To the extent provided by the Committee, in its discretion, a grant of Restricted Units may provide that the distributions made by the Partnership with respect to the Restricted Units shall be subject to the same forfeiture and other restrictions as the Restricted Unit and, if restricted, such distributions shall be held, without interest, until the Restricted Unit vests or is forfeited with the UDR being paid or forfeited at the same time, as the case may be. In addition, the Committee may provide that such distributions be used to acquire additional Restricted Units for the Participant. Such additional Restricted Units may be subject to such vesting and other terms as the Committee may prescribe. Absent such a restriction on the UDRs in the Award Agreement, upon a distribution with respect to the Restricted Unit, such distribution shall be paid to the holder of the Restricted Unit without restrictions at the same time as cash distributions are paid by the Partnership to its unitholders.

(iii) Forfeiture. Except as otherwise provided in the terms of the Award Agreement, upon termination of a Participant’s employment with the Company, the Partnership or an Affiliate of the Company or the Partnership, or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all Restricted Units or Phantom Units shall be forfeited by the Participant; provided, however, that the Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units or Phantom Units.

(iv) Lapse of Restrictions.

(a) Phantom Units. Upon or as soon as reasonably practical following the vesting of each Phantom Unit, subject to the provisions of Section 8.2, the Participant shall be entitled to receive from the Company one Unit, cash equal to the Fair Market Value of a Unit or a combination thereof, as determined by the Committee in its discretion.

(b) Restricted Units. Upon or as soon as reasonably practicable following the vesting of each Restricted Unit, subject to the provisions of Section 8.2, the Participant shall be entitled to have the restrictions removed from his or her Unit so that the Participant then holds an unrestricted Unit.

6.3 Unit Awards. Unit Awards may be granted under the Plan to any Eligible Recipient and in such amounts as the Committee, in its discretion, may select.

6.4 Other Unit-Based Awards. Other Unit-Based Awards may be granted under the Plan to any Eligible Recipient and in such amounts as the Committee, in its discretion, may select. An Other Unit-Based Award shall be an Award denominated or payable in, valued in or otherwise based on or related to Units, in whole or in part. The Committee shall determine the terms and conditions of any such Other Unit-Based Award. An Other Unit-Based Award may be paid in cash, Units (including Restricted Units) or any combination thereof as provided in the Award Agreement.

6.5 Automatic Director Grants.

(i) Each Director who is elected or appointed to the Board for the first time after the Plan’s Amendment Date shall automatically receive, on the date of his or her election or appointment, a grant of 2,500 Restricted Units.

(ii) On each January 1 that the Plan continues in effect, each individual who is a Director on such January 1 automatically shall receive a grant of that number of Restricted Units equal to $100,000 divided by the Fair Market Value of a Unit on such date, rounded up to the nearest increment of ten Restricted Units.

(iii) Each grant of Restricted Units to a Director pursuant to clause (i) of this Section 6.5 and each automatic grant of Restricted Units to a Director pursuant to clause (ii) of this Section 6.5, and the UDRs with respect thereto, will vest 60% upon the third anniversary of the date of the Award and 40% upon the fifth anniversary of the date of the Award; provided, however, notwithstanding the foregoing (a) all such Awards to a Director shall become fully vested upon a Change of Control, unless voluntarily waived by such Director, and (b) all Awards that have not yet vested on the date a Director ceases to be a member of the Board shall be forfeited except to the extent the Committee, in its discretion, determines to vest all or part of such Award.

(iv) In the event that the number of Units available to be awarded under the Plan is insufficient to make all grants to Director as provided for in this Section 6.5 on the applicable date, all Directors who are entitled to receive an automatic grant of an Award on such date shall share ratably in the number of Units then available for award under the Plan and thereafter shall have no right to receive any additional grants under this Section 6.5.

(v) Grants made pursuant to this Section 6.5 shall be subject to all of the terms and conditions of the Plan; however, if there is a conflict between the terms and conditions of this Section 6.5 and the terms and conditions of any other provision hereof, then the terms and conditions of this Section 6.5 shall control. The Committee may not exercise any discretion with respect to this Section 6.5 that would be inconsistent with the intent that the Plan meets the requirements of Rule 16b-3.

6.6 General.

(i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company, the Partnership or any Affiliate of the Company or Partnership. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.

(a) Except as provided in (b) below:

(1) no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate;

(2) each Option or UAR shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution; and

(b) To the extent specifically provided by the Committee with respect to an Award, such Award may be transferred by a Participant without consideration to any “family member” of the Participant, as defined in the instructions to use of the Form S-8 Registration Statement under the Securities Act of 1933, as amended, or any related family trust, limited partnership or other transferee specifically approved by the Committee.

(iii) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee.

(iv) Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(v) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee determines.

(vi) Delivery of Units or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any Award Agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company or the Partnership is not reasonably able to obtain Units or deliver pursuant to such Award without violating applicable law or the applicable rules or regulations of any governmental agency or authority or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or any tax withholding) is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine.

(vii) Prohibition on Repricing of Options and UARs. Subject to the provisions of Section 4.3 or Section 7(iii), the terms of outstanding Award Agreements may not be amended without the approval of the Partnership’s unitholders so as to (1) reduce the Unit exercise price of any outstanding Options or UARs, (2) grant a new Option, UAR or other Award in substitution for, or upon the cancellation of, any previously granted Option or UAR that has the effect of reducing the exercise price thereof, (3) exchange any Option or UAR for Units, cash or other consideration when the exercise price per Unit under such Option or UAR exceeds the Fair Market Value of the underlying Units, or (4) take any other action that would be considered a “repricing” of an Option or UAR under the listing standards of the New York Stock Exchange or, if the Units are not then-listed on such exchange, to the extent applicable, on any other national securities exchange on which the Units are listed. Subject to Section 4.3 or Section 7(iii), the Committee shall have the authority, without the approval of the Partnership’s unitholders, to amend any outstanding Award to increase the per Unit exercise price of any outstanding Options or UARs or to cancel and replace any outstanding Options or UARs with the grant of Options or UARs having a per Unit exercise price that is equal to or greater than the per Unit exercise price of the original Options or UARs.

SECTION 7. Amendment and Termination.

Except to the extent prohibited by applicable law:

(i) Amendments to the Plan. Except as required by applicable law or the rules of the principal securities exchange on which the Units are traded and subject to Section 7(ii) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner; provided, however, that neither the Board nor the Committee may increase the number of Units available for Awards under the Plan, without the express prior written consent of the Members of the Company.

(ii) Amendments to Awards. Subject to Section 7(i), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 4.3 or Section 7(iii), in any Award shall materially reduce the benefit to Participant without the consent of such Participant.

(iii) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Upon the occurrence of a Change of Control, any change in applicable law or regulation affecting the Plan or Awards thereunder, or any change in accounting principles affecting the financial statements of the Company or the Partnership, the Committee, in its sole discretion, without the consent of any Participant or holder of the Award, and on such terms and conditions as it deems appropriate, may take any one or more of the following actions in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or an outstanding Award:

(a) provide for either (1) the termination of any Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction or event, the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Committee without payment) or (2) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(b) provide that such Award be assumed by the successor or survivor entity, or a parent or subsidiary thereof, or be exchanged for similar options, rights or awards covering the equity of the successor or survivor, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of equity interests and prices;

(c) make adjustments in the number and type of Units (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards or in the terms and conditions of (including the exercise price), and the vesting and performance criteria included in, outstanding Awards, or both;

(d) provide that such Award shall be exercisable or payable, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(e) provide that the Award cannot be exercised or become payable after such event, i.e., shall terminate upon such event.

Notwithstanding the foregoing, with respect to any “equity restructuring” event that could result in an additional compensation expense to the Company or the Partnership pursuant to the provisions of ASC Topic 718, the provisions in Section 4.3 shall control to the extent they are in conflict with the discretionary provisions of this Section 7(iii).

SECTION 8. General Provisions.

8.1 No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each Participant.

8.2 Tax Withholding. Unless other arrangements have been made that are acceptable to the Committee, the Company or the Partnership or any Affiliate of the Company or the Partnership is authorized to deduct, withhold or cause to be deducted or withheld from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, Units that otherwise would be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant or settlement of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee to satisfy the withholding obligations for the payment of such taxes. If such tax obligations are satisfied through the withholding of Units that are otherwise issuable to the Participant pursuant to an Award (or through the surrender of Units by the Participant to the Company), the maximum number of Units that may be so withheld (or surrendered) shall be the number of Units that have an aggregate Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to such Award, as determined by the Committee.

8.3 No Right to Employment or Board Membership. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employment of the Company, the Partnership or any Affiliate of the Company or Partnership or to remain on the Board, as applicable. Further, the Company, the Partnership or any Affiliate of the Company or Partnership may at any time dismiss a Participant from employment or the Board, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

8.4 Governing Law. THE VALIDITY, CONSTRUCTION, AND EFFECT OF THE PLAN AND ANY RULES AND REGULATIONS RELATING TO THE PLAN SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

8.5 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

8.6 Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate of the Partnership to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

8.7 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate of the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate of the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate of the Company.

8.8 No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

8.9 Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

8.10 Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

8.11 Compliance with Section 409A. Nothing in the Plan or any Award Agreement shall operate or be construed to cause the Plan or an Award that is subject to Section 409A to fail to comply with the requirements of Section 409A. The applicable provisions of Section 409A are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith or that would cause a failure of compliance thereunder, to the extent necessary to resolve such conflict or obviate such failure. Subject to any other restrictions or limitations contained herein, in the event that a “specified employee” (as defined under Section 409A) becomes entitled to a payment under an Award that constitutes a “deferral of compensation” (as defined under Section 409A) on account of a “separation from service” (as defined under Section 409A), to the extent required by the Code, such payment shall not occur until the date that is six months plus one day from the date of such separation from service. Any amount that is otherwise payable within the six-month period described herein will be aggregated and paid in a lump sum without interest.

8.12 Clawback Policy. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Committee, Awards and amounts paid or payable pursuant to or with respect to Awards shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company or the Partnership, which clawback policies or procedures may provide for forfeiture, repurchase and/or recoupment of Awards and amounts paid or payable pursuant to or with respect to Awards. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, the Company and the Partnership reserve the right, without the consent of any Participant or beneficiary of any Award, to adopt any such clawback policies and procedures, including such policies and procedures applicable to the Plan or any Award Agreement with retroactive effect.

8.13 Gender and Number. Words in the masculine gender shall include the feminine and the neuter, the plural shall include the singular and the singular shall include the plural.

SECTION 9. Term of the Plan.

The Plan, as amended and restated hereby, shall be effective on the Amendment Date, subject to approval by the Partnership’s unitholders and the Members of the Company, and shall continue until the earliest to occur of: (i) the date terminated by the Board, (ii) Units are no longer available for grants of Awards under the Plan, or (iii) the tenth (10th) anniversary of the Amendment Date. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee under the Plan to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

FIRST AMENDMENT TO THE

SUNOCO PARTNERS LLC

LONG-TERM INCENTIVE PLAN

(Amended and Restated as of December 1, 2015)

January 14, 2019

This amendment (the “Amendment”) to the Sunoco Partners LLC Long-Term Incentive Plan (the “Plan”), is hereby adopted as of October 19, 2018 (the “Effective Date”) by LE GP, LLC (the “Company”), in its capacity as the general partner of Energy Transfer LP (the “Partnership”), on behalf of the Partnership. Terms used but not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, in connection with the merger of Energy Transfer Partners, L.P. (“ETP”) and Sunoco Logistics Partners, L.P. (“SXL”) on April 28, 2017, ETP assumed the Plan from SXL and Sunoco Partners LLC;

WHEREAS, in connection with the merger of ETP with and into a subsidiary of the Partnership on October 19, 2018, the Partnership assumed the Plan from ETP and maintains the Plan for the purposes set forth therein;

WHEREAS, the Board of Directors of the Company has previously approved the change in the name of the Partnership from Energy Transfer Equity, L.P. to Energy Transfer LP, and the adoption of the Plan by the Partnership; and

WHEREAS, the officers of the Company have caused the aforementioned changes in the names of the Partnership to become effective in its jurisdictions of formation and qualifications and are now memorializing those changes in the books and records of the Partnership; and

WHEREAS, the Company now desires to amend the Plan to give the full and proper effect to such name change.

NOW, THEREFORE, effective as of the Effective Date, the Plan is amended as follows:

1.	The name of the Plan shall be, and hereby is, changed to the “Energy Transfer LP 2015 Long-Term Incentive Plan.”

2.	All references in the Plan to “Sunoco Logistics Partners L.P.” shall be, and hereby are, replaced with “Energy Transfer LP”.

3.	All references in the Plan to “Sunoco Partners LLC” shall be, and hereby are, replaced with “LE GP, LLC”.

4.	All references in the Plan to the Company shall be to LE GP, LLC, and the definition of “Company” shall be, and hereby is, deleted and replaced with the following:

“Company” means LE GP, LLC, a Delaware limited liability company and the general partner of the Partnership.

All other provisions of the Plan shall remain the same and in full force and effect.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment, effective as of the date first set forth above.

LE GP, LLC

By:	/s/ William J. Healy
Name:	William J. Healy
Title:	Secretary